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Pricing Supplement dated December 3, 2002			     Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			              File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Floating Rate
________________________________________________________________________________
Principal Amount: $100,000,000			Trade Date: December 3, 2002
Issue Price: See "Plan of Distribution"		Original Issue Date: December 6, 2002
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $99,920,000
   Terms of the Notes - Interest"			Principal's Discount
Interest Payment Period: Quarterly		  or Commission: 0.08%
Stated Maturity Date: December 6, 2004
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
        (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
  (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
       [ ]  Eleventh District Cost of Funds Rate	[X]  Federal Funds Rate
       [ ]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
    [ ]  Telerate Page:

  Initial Interest Reset Date: December 9, 2002	Spread (+/-): +0.13%
  Interest Rate Reset Period: Daily		Spread Multiplier:  N/A
  Interest Reset Dates: Each Business Day	                Maximum Interest Rate: N/A
  Interest Payment Dates: March 6, June 6,		Minimum Interest Rate: N/A
    September 6 and December 6, commencing         Index Maturity: N/A
    March 6, 2003				Index Currency: N/A

Day Count Convention:
  [ ]  30/360 for the period from				to
  [X]  Actual/360 for the period from December 6, 2002 to December 6, 2004
  [ ]  Other (see attached)                        to

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]   The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date: N/A
         Initial Redemption Percentage:    N/A
         Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]   The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:    %

Currency:
    Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
    Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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		___________________________

		Deutsche Bank Securities



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			ADDITIONAL TERMS OF THE NOTES

Interest

  Notwithstanding anything to the contrary contained in the Prospectus Supplement, "Federal Funds Rate" for the Medium-Term Notes offered by this pricing supplement (the "Notes") means the rate on the applicable Interest Determination Date for United States dollar federal funds as displayed under the heading "Federal Funds" and opposite the caption "Open" on Bridge Telerate, Inc. or any successor service on page 5 or any other page as may replace the applicable page on that service ("Telerate Page 5").

  The following procedures will be followed if the Federal Funds
Rate cannot be determined as described above:

  (1) If the rate described above is not displayed on Telerate
  Page 5 at 3:00 P.M., New York City time on the related Calculation Date, the Federal Funds Rate for the applicable Interest
  Determination Date will be the Federal Funds Opening Rate for the day displayed on the FEDSPREB Index on Bloomberg.

  (2) If the Federal Funds Rate is not so displayed on Telerate Page 5 or the FEDSPREB Index on Bloomberg at 3:00 P.M., New York City time on the related Calculation Date, the Federal Funds Rate for the applicable Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the calculation agent and its affiliates, selected by the calculation agent before 9:00 A.M., New York City time on the applicable Interest Determination Date.

  (3) If fewer than three brokers selected by the calculation agent are quoting as described above in clause (2), the Federal Funds Rate in effect for the applicable Interest Determination Date will be the Federal Funds Rate in effect on the applicable Interest Determination Date.

  The Initial Interest Rate for the Notes will be equal to the Federal Funds Rate on December 6, 2002, plus 0.13%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.13%. Notwithstanding anything contained in the Prospectus Supplement to the contrary, (i) the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date; and (ii) the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the date of Maturity) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Dates.


Plan of Distribution

  Under the terms of and subject to the conditions of an Appointment Agreement dated as of August 5, 1999 and an Appointment Agreement Confirmation dated December 3, 2002 (collectively, the "Agreement"), between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.92% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Deutsche Bank.

  Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.